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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Trimark Technologies, Inc. 1998 Director and Executive Officer Non-Statutory Stock Option Plan, the Trimark Technologies, Inc. 1995 Director and Executive Officer Stock Option Plan, the Trimark Technologies, Inc. 1995 Employees and Consultants Stock Option Plan, and the Trimark Technologies, Inc. 1993 Stock Option Plan of our report dated January 26, 1999 with respect to the consolidated financial statements of PeopleSoft, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                       ERNST & YOUNG LLP


Walnut Creek, California
May 6, 1999